As filed with the Securities and Exchange Commission on March 29 , 2012

Registration No. 333-178648

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGITAL CINEMA DESTINATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	7830	27-3164577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 East Broad Street
Westfield, New Jersey 07090
(908) 396-1362
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph L. Cannella Eaton & Van Winkle LLP Three Park Avenue, 16th floor New York, New York 10016 (212) 561-3633	Richard H. Gilden Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9486

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This pre-effective amendment is being filed solely for the purpose of amending “Part II — Information Not Required In Prospectus”.

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates, except for the SEC registration fee and the FINRA filing fee. The following expenses will be borne solely by the Company.

SEC Registration Fee	$4,428
FINRA Filing Fee	$4,364
Nasdaq Filing Fee	$50,000
Printing and Engraving Expenses	$22,884
Legal Fees and Expenses	$325,000
Accounting Fees and Expenses	$398,750
Transfer Agent and Registrar Fees	$10,000
Miscellaneous Expenses	$126,574
Total	$942,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.1 of Article VI of the Company’s bylaws provide for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Article Ninth of the Company’s Amended and Restated Certification of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i)from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii)from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)under Section 174 of the DGCL, or (iv)for any transaction from which the director derived an improper personal benefit.

Prior to the completion of this offering, the Company expects to purchase and maintain a director and officer insurance policy on behalf of any person who is or was a director or officer of the Company. Under such insurance policy, the directors and officers of the Company will be insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is information furnished with regard to all securities sold by the Company within the past three years that were not registered under the Securities Act after giving effect to a one-for-two reverse stock split of our Class A and Class B common stock which was approved by the Company’s board of directors in November 2011.

In connection with its formation in August 2010, the Company issued 200 shares of its common stock to Mr. Mayo and 100 shares of its common stock to IJM Family Limited Partnership in exchange for consideration of $415. On December 10, 2010 these shares were redeemed by the Company in exchange for 900,000 shares of the Company’s Class B common stock and 450,000 shares of our Class A common stock, respectively.

On December 31, 2010, the Company issued 87,500 shares of Class A common stock to non-employees (who subsequently became employees) and a board member, for performance of services rendered during the fiscal year. On June 30, 2011, the Company issued 15,000 shares of Class A common stock to directors and 16,665 shares to various employees. The Company sold the following shares of its Series A preferred stock to the following entities and individuals on the dates set forth below.

Name	Date	Number of Shares	Consideration
Richard P. Casey	12/28/2010	125,000	$250,000
Ullman Family Partnership	12/29/2010	250,000	$500,000
Neil T. Anderson	12/30/2010	200,000	$400,000
Jesse Sayegh	12/31/2010	250,000	$500,000
Dark Bridge	1/3/2011	50,000	$100,000
Roger Burgdorf	1/3/2011	37,500	$75,000
Sandy Marks	1/4/2011	25,000	$50,000
Neil T. Anderson	1/3/2011	50,000	$100,000
Spector Family Trust	1/6/2011	50,000	$100,000
Anthony B. Cimino	1/11/2011	75,000	$150,000
Robert Klein	1/17/2011	17,500	$35,000
Richard P. Casey	1/28/2011	125,000	$250,000
T. James Newton III	2/11/2011	5,000	$10,000
Gary Spindler	2/23/2011	50,000	$100,000
Las Aguillas Holdings LLC	2/25/2011	15,000	$30,000
Jeffrey Gerson	3/15/2011	25,000	$50,000
John Nelson	4/8/2011	50,000	$100,000
J. Richard Suth	5/12/2011	125,000	$250,000
Cyril J. Goddeeris	5/13/2011	125,000	$250,000
Vlad Y Barbalat	5/16/2011	62,500	$125,000
Dr. Steven Struhl	5/31/2011	10,000	$20,000
Arthur J. Papetti	6/3/2011	50,000	$100,000
Exeter Investments (Papetti)	8/16/2011	75,000	$150,000
Ellen Doremus	9/14/2011	50,000	$100,000
Arthur Israel	9/28/2011	75,000	$150,000

The securities issued in the foregoing transactions were exempt from registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. No general advertising or solicitation was used in selling the securities. No commissions or underwriting fees were paid to any placement agents in connection with the sale or issuances of the securities.

The Company has agreed to issue to the underwriters warrants to purchase a number of shares of its Class A common stock equal to an aggregate of 1% of the shares of Class A common stock sold in the offering, other than shares of its Class A common stock covered by the over-allotment option, if any are purchased. The warrants will have an exercise price equal to 110% of the offering price of the shares of Class A common stock sold in this offering. For additional information regarding these warrants, see “Underwriting — Underwriting Compensation.”

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

1.1	Form of Underwriting Agreement
2.1*	Asset Purchase Agreement dated of December 31, 2010, by and between Rialto Theatre of Westfield, Inc., Cranford Theatre, Inc., DC Westfield Cinema, LLC, and DC Cranford Cinema, LLC.
2.2*	Asset Purchase Agreement dated of February 17, 2011, by and between DC Bloomfield Cinema, LLC and K&G Theatres, LLC.
2.3*
Asset Purchase Agreement dated of April 20, 2011, by and between Cinema Supply, Inc., d/b/a Cinema Centers, Martin Troutman, Doris Troutman, DC Cinema Centers, LLC, McNees Wallace & Nurick LLC, as escrow agent, and, solely with respect to Sections 2.6(a), 2.8, 2.9 and 2.10, Gina DiSanto, Trudy Withers, and Van Troutman.

2.4*
Amendment dated as of June 30, 2011 to the Asset Purchase Agreement dated of May 3, 2011, by and between Cinema Supply, Inc., d/b/a Cinema Centers, Martin Troutman, Doris Troutman, DC Cinema Centers, LLC, McNees Wallace & Nurick, LLC, as escrow agent, and, solely with respect to Sections 2.6(a), 2.8, 2.9 and 2.10, Gina DiSanto, Trudy Withers, and Van Troutman.

2.5**	Asset Purchase Agreement dated as of February 13, 2012, by and between Lisbon Theaters, Inc., Daniel C. O’Neil, Timothy M. O’Neil, and DC Lisbon Cinema, LLC.
3.1*	Amended and Restated Certificate of Incorporation dated of December 8, 2010.
3.2*	Certificate of Designation of Series A preferred Stock dated of December 29, 2010.
3.3*	Bylaws
3.4 ****	Form of Second Amended and Restated Certificate of Incorporation
4.1	Specimen of Class A Common Stock certificate
4.2**	Form of Warrant
5.1	Opinion of Eaton & Van Winkle LLP
10.1*	Employment Agreement dated as of September 1, 2010, by and between Digital Cinema Destinations, Corp. and A. Dale Mayo.
10.2*	Employment Agreement dated as of June 2011, by and between Digital Cinema Destinations, Corp. and Brian Pflug.
10.3	Intentionally Omitted
10.4*	Employment Agreement dated as of September 28, 2011, by and between Digital Cinema Destinations, Corp. and Jeff Butkovsky.
10.5*	Exhibitor Management Services Agreement dated as of January 28, 2011, by and between Cinedigm Cinema, Corp. and Digital Cinema Destinations, Corp.
10.6*	RealD™ System Leasing Agreement dated as of March 23, 2011, by and between RealD Inc., and Digital Cinema Destinations, Corp.
10.7*	Agreement to Loan Equipment dated as of June 2011, by and between Barco, Inc. and Digital Cinema Destinations, Corp.
10.8*	Equipment Warranty and Support Agreement dated as of March 29, 2011, by and between Barco, Inc. and Digital Cinema Destinations Corp.
10.9*	Special Events Network Affiliate Agreement dated as of March 14, 2011, by and between National CineMedia, LLC and Digital Cinema Destinations Corp.
10.10*	Network Affiliate Agreement dated as of March 14, 2011, by and between National CineMedia, LLC and Digital Cinema Destinations Corp.
10.11*	Lease Agreement dated as of December 31, 2010, by and between Cranford Theatre Holding Co, LLC and DC Cranford Cinema, LLC.
10.12*	Lease Agreement dated as of December 31, 2010, by and between Rialto Holding Co, LLC and DC Westfield Cinema, LLC.

10.13*	Lease Agreement dated as of February 6, 2008, by and between Wintonbury Mall Associates, LLC and K&G Theatres, LLC.
10.14*
First Amendment dated as of February 17, 2011, by and between Wintonbury Mall Associates, LLC, K&G Theatres, LLC and DC Bloomfield Cinema, LLC to the Lease Agreement dated of February 6, 2008, by and between Wintonbury Mall Associates, LLC and K&G Theatres, LLC.

10.15	2012 Stock Option and Incentive Plan.
14.1***	Code of Ethics
21.1**	List of Subsidiaries
23.1 ****	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2 ****	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.3 ****	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.4 ****	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.5	Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page).

*	Filed as an exhibit to the Company’s registration statement on Form S-1, filed with the Securities and Exchange Commission on December 20, 2011 and incorporated herein by reference.

**	Filed as an exhibit to Amendment No. 2 to the Company’s registration statement on Form S-1, filed with the Securities and Exchange Commission on February 15, 2012 and incorporated herein by reference.

***	Filed as an exhibit to Amendment No. 3 to the Company’s registration statement on Form S-1, filed with the Securities and Exchange Commission on March 7, 2012 and incorporated herein by reference.

****	Filed as an exhibit to Amenement No. 4 to the Company’s registration statement on Form S-1, filed with the Securities and Exchange Commission on March 15, 2012 and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or a controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement at the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westfield, State of New Jersey, on March 29 , 2012.

DIGITAL CINEMA DESTINATIONS CORP.
By:	/s/ A. Dale Mayo
A. Dale Mayo
Chief Executive Officer and Chairman

By:	/s/ Brian Pflug
Brian Pflug, Chief Financial Officer, Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 29 , 2012 in the capacities and on the dates indicated:

Signature	Title

/s/ A. Dale Mayo A. Dale Mayo	Chief Executive Officer and Chairman

/s/ Brian Pflug Brian Pflug	Chief Financial Officer, Principal Accounting Officer and Director

* Neil T. Anderson	Director

* Richard Casey	Director

* Martin O’Connor, II	Director

/s/ Charles Goldwater Charles Goldwater	Director

*By: /s/ Brian Pflug Brian Pflug Attorney-in-fact